FORM OF
                         CERTIFICATE OF DESIGNATION
         OF THE BLACKROCK FLORIDA INSURED MUNICIPAL 2008 TERM TRUST

         THE BLACKROCK FLORIDA INSURED MUNICIPAL 2008 TERM TRUST, a Massachusetts business trust (the "Trust"), certifies to the Secretary of the Commonwealth of The Commonwealth of Massachusetts that:

         FIRST: Pursuant to the authority expressly vested in the Board of Trustees of the Trust in the Trust's Declaration of Trust, the Board of Trustees has authorized 726 preferred shares of beneficial interest, par value $0.01 per share, liquidation preference $25,000, by increasing the number of authorized preferred shares of beneficial interest designated as Auction Rate Municipal Preferred Shares of Beneficial Interest, Series R7 from 2,640 to 3,366.

         SECOND: All of the authorized shares of the Auction Rate Municipal Preferred Stock, Series R7 shall be subject in all respects to identical preferences, voting powers, restrictions, qualifications, and terms and conditions of redemption; provided, however, that the Initial Dividend Period for such 726 shares shall be days and the Initial Dividend Rate for such shares shall be %.

         IN WITNESS WHEREOF, the Trust has caused this Certificate of Designation to be signed and acknowledged in its name and on its behalf on this ___ day of , 2000, by its President, who acknowledges that this Certificate of Designation is the act of the Trust and, to the best of his knowledge, information and belief and under penalties of perjury, all matters and facts contained in this Certificate of Designation are true in all material respects.

                                        THE BLACKROCK FLORIDA
                                        INSURED MUNICIPAL 2008 TERM
                                        TRUST


                                        By:_____________________________
                                              Ralph L. Schlosstein
                                              President


                                        Attest:


                                        --------------------------------
                                        Karen H. Sabath
                                        Secretary